Exhibit 10.1

April 7th, 2020
From: IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, ME 04092

To: Ortho-Clinical Diagnostics, Inc.
Attn: Jonathan Smith – Senior Director, Alliance Management
1001 US Highway 202
Raritan, New Jersey 08869

RE: Temporary waiver of distribution Territory restrictions

To Jonathan Smith,

Reference is made to the agreement entered into between IDEXX Operations, Inc. (“IDEXX”) and Ortho-Clinical Diagnostics, Inc. (“Ortho”) effective October 16, 2003 (such agreement as later amended from time to time the “Agreement”)). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Agreement.

As businesses across the globe evaluate their business continuity in response to the spread of COVID-19, IDEXX has been closely monitoring its operations worldwide. IDEXX has determined that, in order to ensure a continuous supply of its essential veterinary diagnostic testing products throughout Europe, IDEXX may need to supplement or substitute the VETTEST slides currently delivered to IDEXX’s distribution center in Hoofddorp, Netherlands by slides distributed from the United States. Consequently, IDEXX respectfully requests that Ortho waive the restrictions of Section 4.01 of the Agreement solely to the extent this Section limits commercialization rights to the Territory defined therein.

Due to the extraordinary circumstances of the COVID-19 pandemic, IDEXX asks that Ortho sign this letter in acceptance of the following:

By signing below, Ortho hereby waives the Territory commercialization restriction of Section 4.01 of the Agreement, and allows IDEXX to sell VETTEST slides purchased under the Agreement outside of the Territory identified therein. This waiver shall become effective immediately upon the date of signing this letter and shall continue until the earlier of (i) a mutual agreement between the Parties to that effect, or (ii) the World Health Organization (WHO) removes their declaration of ‘a public health emergency of international concern’. For the avoidance of doubt, all other terms and conditions of the Agreement shall remain in full force and effect, including all provisions of Section 4.01 that are not related to commercialization rights in the Territory.

Best,
   /s/ Kevin Therrien
Kevin Therrien
Senior Director, Worldwide Supply
IDEXX Laboratories, Inc.

Acknowledged and agreed by:
Ortho-Clinical Diagnostics, Inc.

By:     /s/ Jonathan Smith
Name: Jonathan Smith
Title: Sr. Director, Strategic Alliances